Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
AMERISAFE, Inc.
     We consent to the incorporation by reference in Registration Statements No. 333-129980 pertaining to the 2005 Non-Employee Director Restricted Stock Plan and No. 333-129982 pertaining to the 2005 Equity Incentive Plan of AMERISAFE, Inc. of our reports dated March 2, 2007, with respect to the consolidated financial statements and schedules of AMERISAFE, Inc., AMERISAFE, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting of AMERISAFE, Inc. as of December 31, 2006, included in the Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ Ernst & Young LLP
New Orleans, Louisiana
March 5, 2007